Exhibit 21.1

Subsidiaries

GeneThera, Inc., a Colorado corporation, is a subsidiary for GeneThera, Inc., a Nevada Corporation. GeneThera Subsidiary will no longer be in Colorado.

GeneThera, Inc. has a subsidiary located in Monterrey, Mexico by the name of Applied Genetics S.A.